Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Stacey Sullivan, Media Relations Chris Bremer, Investor Relations

(800) 775-7290 (972) 980-9917

BRINKER INTERNATIONAL DECLARES COMMON DIVIDEND, APPOINTS JOE DEPINTO TO CHAIRMAN OF THE BOARD

DALLAS (Nov. 7, 2013) -The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.24 per share on the common stock of the company payable on Dec. 26, 2013 to shareholders of record as of Dec. 6, 2013.

Additionally, the Board has elected Joe DePinto as Chairman, following Doug Brooks' announcement last fall that he would be stepping down from the position. DePinto is the Chief Executive Officer and President for 7-Eleven, Inc. and also sits on the company's Board. He joined the Brinker Board of Directors in August 2010 and assumed the roles and responsibilities of Lead Director of the Board this past year.

"As the leader of a large multi-unit retail company operating both domestically and abroad, Joe has already provided a unique perspective and expertise to shaping the trajectory of the Brinker business during his tenure," said Doug Brooks, former Chairman of the Board for Brinker International.

"We thank Doug for his countless contributions and dedication to our Board, our company and the restaurant industry at large," said Wyman Roberts, Chief Executive Officer and President for Brinker International. "I look forward to working closely with Joe in his new role as our Chairman of the Board to strengthen our business moving forward, delivering increased value to our shareholders."

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,596 restaurants under the names Chili's® Grill & Bar (1,552 restaurants) and Maggiano's Little Italy® (45 restaurants).

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